EXHIBIT 10.3

2003 EQUITY INCENTIVE PLAN, AS AMENDED

RESTRICTED STOCK AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

TIME-VESTING RESTRICTED STOCK

This Restricted Stock Award Agreement (the “Agreement”), is entered into as of «Grant Date» (the “Grant Date”), by and between AnnTaylor Stores Corporation, a Delaware corporation (the “Company”), and «Name», a Director of the Company or a Subsidiary Corporation (the “Grantee”).

Pursuant to the AnnTaylor Stores Corporation 2003 Equity Incentive Plan, as amended (the “Plan”), the Board of Directors of the Company has determined that the Grantee shall be granted Restricted Shares upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1. Number of Shares. The Grantee is hereby granted «Shares» Restricted Shares, subject to the restrictions set forth herein.

2. Terms of Restricted Shares. The grant of Restricted Shares provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a) Subject to the restrictions set forth in the Plan and this Agreement, the Grantee shall possess all incidents of ownership of the Restricted Shares granted hereunder, including the right to receive or reinvest dividends with respect to such shares (to the extent declared by the Company) and the right to vote such shares.

(b) Restricted Shares, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions set forth in the Plan and this Agreement applicable thereto.

(c) Notwithstanding any other provision of this Agreement, in no event shall any outstanding restrictions lapse prior to the satisfaction by the Grantee of the liabilities described in Section 7 hereof.

(d) The Committee may, in its discretion, cancel all or any part of any outstanding restrictions prior to the expiration of the period provided in Section 4 hereof.

3. Certificate: Restrictive Legend. The Grantee agrees that any certificate issued for Restricted Shares prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the AnnTaylor Stores Corporation 2003 Equity Incentive Plan and an agreement entered into between the registered owner and the Company. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

4. Lapse of Restrictions. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(b) shall lapse on the first anniversary of the Grant Date. Upon the lapse of restrictions relating to Restricted Shares, and provided that the Grantee shall have complied with the Grantee’s obligations under Section 7 hereof, the Company shall issue to the Grantee or the Grantee’s personal representative a stock certificate representing one share of Common Stock, free of the restrictive legend described in Section 3 hereof, in exchange for each whole Restricted Share with respect to which such restrictions have lapsed. If certificates representing such Restricted Shares shall have theretofore been delivered to the Grantee, the Grantee shall return such certificates to the Company, complete with any necessary signatures or instruments of transfer, prior to the issuance by the Company of such unlegended shares of Common Stock.

5. Effect of Certain Changes. Upon the occurrence of an Acceleration Event, all restrictions then outstanding with respect to the Restricted Shares shall automatically lapse and be of no further force and effect.

6. Termination of Service. In the event that the Grantee ceases to be a member of the Board of Directors of the Company for any reason prior to the end of the Restricted Period, all Restricted Shares with respect to which the restrictions set forth in Section 4 hereof shall not yet have lapsed (taking into account Sections 2 and 5) shall thereupon be automatically forfeited by the Grantee. Restricted Shares forfeited pursuant to the preceding sentence shall be transferred to, and reacquired by, the Company or its Subsidiary Corporation without payment of any consideration by the Company or the Subsidiary Corporation, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares or certificates. If certificates containing restrictive legends shall have theretofore been delivered to the Grantee or the Grantee’s personal representative, the Grantee or Grantee’s personal representative shall return such certificates to the Company, complete with any necessary signatures or instruments of transfer.

7. Taxes. The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Restricted Shares (or the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash, shares of Common Stock already owned (provided that such shares have been held for at least six months) or otherwise issuable upon the lapse of restrictions, or in a combination of such methods, subject to the terms of the Plan. The Grantee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

8. No Guarantee of Continuing Relationship. Nothing set forth herein or in the Plan shall (i) confer upon the Grantee any right of continued engagement as a Director for any period by the Company or any of its divisions or Subsidiary Corporations, (ii) entitle the Grantee to remuneration or benefits not set forth in the Plan, or (iii) interfere with or limit in any way the right of the Company or any such division or Subsidiary Corporation to terminate any such relationship.

9. Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Grantee at the last address specified in the Company’s records (or such other address as the Grantee may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Grantee):

AnnTaylor

7 Times Square, 15th Floor

New York, NY 10036

Attn: Corporate Secretary

10. Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

12. Incorporation of Plan. A copy of the Plan is attached hereto and incorporated herein by reference and made a part of this Agreement. This Agreement and the Restricted Shares shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 11 of the Plan.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

ANNTAYLOR STORES CORPORATION	GRANTEE:

By:
Name:	«Name»
Title:

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